Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Simon A. Meester, Jennifer Kong-Picarello and Scott J. Posner, or any of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Terex Corporation Annual Report on Form 10-K for the year ended December 31, 2025 (including, without limitation, amendments), and to file the same with all exhibits thereto, and all document in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	TITLE	DATE
/s/ Simon A. Meester	President, Chief Executive Officer and Director	February 2, 2026
Simon A. Meester	(Principal Executive Officer)

/s/ David A. Sachs	Non-Executive Chairman	February 7, 2026
David A. Sachs

/s/ Jean Marie (John) Canan	Director	February 2, 2026
Jean Marie (John) Canan

/s/ David Dauch	Director	February 4, 2026
David Dauch

/s/ Don DeFosset	Director	February 3, 2026
Don DeFosset

/s/ Charles Dutil	Director	February 9, 2026
Charles Dutil

/s/ Maureen O’Connell	Director	February 3, 2026
Maureen O’Connell

/s/ Sandie O’Connor	Director	February 2, 2026
Sandie O’Connor

/s/ Srikanth Padmanabhan	Director	February 2, 2026
Srikanth Padmanabhan

/s/ Andra Rush	Director	February 2, 2026
Andra Rush

/s/ Oluseun Salami	Director	February 2, 2026
Oluseun Salami

/s/ Kathleen Steele	Director	February 7, 2026
Kathleen Steele